EXHIBIT 23.1



                         INDEPENDENT AUDITORS' CONSENT





We hereby consent to the incorporation by reference in the prospectuses constituting part of the Registration Statements on Form S-3 (No. 33-36419) and Form S-8 (No. 33-35299) of The Neiman Marcus Group, Inc. of our reports dated September 8, l995, appearing in and incorporated by reference in the Annual Report to Shareholders on Form 10-K of The Neiman Marcus Group, Inc. for the fiscal year ended July 29, l995. We also consent to the incorporation by reference into the foregoing Prospectuses of our Independent Auditors' Report which appears on Page F-1 of the Form 10-K for the fiscal year ended July 29, l995.

We also consent to the reference to us under the headings "Experts" in such prospectuses.




/s/ DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP
Boston, Massachusetts
October 25, l995